Ex 99.1

Net 1 UEPS Technologies, Inc. Reports Third Quarter 2013 Results

  Bulk enrollment substantially completed; 19 million registrations and 8.5 million cards issued as of March 31, 2013;

  Revenue of $111 million, increased 32% in constant currency; and

  Fundamental EPS of $0.05 including $21 million of direct implementation and smart card costs.

JOHANNESBURG, May 9, 2013 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today announced results for the third quarter fiscal 2013.

Summary Financial Metrics

	Three months ended March 31,
			% change		% change
	2013	2012	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	111,141	90,664	23%		32%
GAAP net (loss) income	(4,681)	7,766	nm		nm
Fundamental net income (1)	2,362	12,450	(81%	)	(80%	)
GAAP loss earnings per share ($)	(0.10)	0.17	nm		nm
Fundamental earnings per share ($) (1)	0.05	0.28	(82%	)	(80%	)
Fully-diluted shares outstanding (‘000’s)	45,609	45,375	1%
Average period USD/ ZAR exchange rate	8.47	7.85	8%

	Nine months ended March 31,
			% change		% change
	2013	2012	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	334,265	282,648	18%		28%
GAAP net income	4,692	52,628	(91%	)	(90%	)
Fundamental net income (1)	21,897	51,769	(58%	)	(54%	)
GAAP earnings per share ($)	0.10	1.17	(91%	)	(90%	)
Fundamental earnings per share ($) (1)	0.48	1.15	(58%	)	(54%	)
Fully-diluted shares outstanding (‘000’s)	45,588	45,140	1%
Average period USD/ ZAR exchange rate	8.46	7.82	8%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net (loss) income to fundamental net income and earnings per share.

Factors impacting comparability of our Q3 2013 and Q3 2012 results

  Unfavorable impact from the strengthening of the US dollar: The US dollar appreciated by 8% against the ZAR during Q3 2013 which negatively impacted our reported results;
  SASSA implementation costs: We substantially completed the implementation of our South African Social Security Agency (“SASSA”) contract during Q3 2013 and incurred additional implementation and staff costs;
  DOJ and SEC investigation-related expenses: We incurred U.S. Department of Justice (“DOJ”) and Securities and Exchange Commission (“SEC”) investigation-related expenses of $4.2 million; and
  Bad debt provision for amounts due under expired Iraqi contracts: We have provided $2.3 million related to the expired NUETS Iraqi customer contracts.

Comments and Outlook

“We are very pleased with the commitment demonstrated by the Net1 team to complete bulk enrollment for our SASSA implementation on schedule despite having to register nearly 40% more beneficiaries than originally planned,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “By April 30, 2013, we had registered over 20 million beneficiaries and issued more than 9.1 million cards. We are also delighted that a full bench of the Supreme Court of Appeal unanimously ruled in favor of Net1 and SASSA. We can now focus exclusively on providing best-in-class service to SASSA and the citizens of South Africa. Meanwhile, we continue to cooperate with the DOJ and SEC on their investigations, but as a result of these investigations, we continue to experience some adverse impact from the damage caused to our reputation, including our ability to execute certain aspects of our strategic plan,” he concluded.

“The successful implementation for SASSA is a one-off event and integral for the smooth transition and operation of South Africa's social welfare program. Given the critical importance of this roll out, and the higher number of beneficiaries required to be enrolled in the same time frame, our implementation costs have been materially but proportionally higher than anticipated,” said Herman Kotzé, Chief Financial Officer of Net1. “In the fourth quarter of fiscal 2013, we expect fundamental earnings per share of at least $0.20, which includes approximately $7 - $9 million of further implementation and smart card costs, and also assumes a constant currency base of ZAR 7.72/ $1 and a share count of approximately 45 million shares,” he concluded.

Progress of second phase of our SASSA contract implementation

We commenced the second phase of the enrollment process in early July 2012 and substantially completed bulk enrollment by March 31, 2013, in accordance with the implementation plan agreed with SASSA. Under our agreement with SASSA, we have to enroll both the grant recipients as well as their dependents. While the number of grant recipients on a national basis has consistently been quantified by SASSA at approximately 9.4 million individuals, the number of beneficiaries was revised higher by SASSA from an initial estimate of approximately 15.5 million, to the current estimate of approximately 21.6 million. In order to complete the second phase of the implementation on time, and given the significantly higher number of beneficiaries, we increased the number of temporary employees that we hired in the second quarter of fiscal 2013 from 2,500 to approximately 5,500 and retained the higher employee base through all of the third quarter of fiscal 2013. Our temporary employee headcount has since declined to approximately 3,000 at April 30, 2013. During the third quarter of fiscal 2013, we enrolled a further 5.8 million grant recipients and an additional 6.7 million beneficiaries, for a total of 12.5 million citizens.

During the third quarter of fiscal 2013, we incurred direct implementation expenses of approximately $16.1 million (ZAR 140.5 million), including staff, travel, temporary infrastructure hire, fixed premises hire for enrollment and stationery costs. We are unable to quantify the value of time spent by our executives and pension and welfare operations managers and staff that service the five provinces in which we operated under the previous contract and that have assisted in the implementation of the national contract. We also expensed $4.5 million (ZAR 39.3 million) related to the cost of the UEPS/EMV smart cards issued during the quarter, which is not included in the $16.1 million (ZAR 140.5 million) of direct implementation expenses described above.

We also incurred approximately $1.4 million in capital expenditures related to the implementation during the third quarter of fiscal 2013. Since inception of the implementation we have incurred cumulative capital expenditures of $26.6 million. We do not expect any further significant capital expenditures related to this implementation and expect our cumulative capital expenditure to remain below our prior estimate of $30 million.

During March 2013, the Minister of Social Development and SASSA announced that the deadline for the enrollment of grant recipients would be extended to April 30, 2013. We therefore continued with the enrollment process for the month of April 2013 and expect no further extensions to be granted by the Minister and SASSA. Those beneficiaries who have not presented themselves for enrollment at the end of April 2013 will receive grant cancellation notices. This may result in the final total number of enrolled grant recipients and cardholders being less than the numbers provided in the original database.

Our total cash outlay through March 31, 2013 has been $96 million for direct implementation expenses, smart card costs and capital expenditures. We would have been in-line with the mid-point of our initial total cash outlay range assuming the volume of enrollments had not changed. Having to register the incremental beneficiaries and therefore employ our temporary staff for longer, should result in our total cash outlay for the implementation being between $100 and $105 million.

Update on Government Investigations, SASSA Tender Award Litigation and Suit Against AllPay

Government investigations

We are continuing to cooperate with the investigations being conducted by the DOJ and SEC that we have previously disclosed. We have produced documents and information to the DOJ and the SEC relating to their investigations and expect to continue to produce documents over the coming months. We also expect that the DOJ and the SEC will conduct interviews of some of our personnel as part of their investigations. See also Part II, Item 1A—“Risk Factors.”

In addition, on February 14, 2013, we filed an application pursuant to Section 34 of the South African Prevention of Corrupt Activities Act in South Africa with the South African Police Service. Section 34 deals with the reporting of suspected fraud, theft, extortion and forgery. Matters reported under Section 34 are usually referred for investigation to the South African Directorate for Priority Crime Investigation, known as the Hawks. We filed the Section 34 application to prompt the Hawks to conduct an investigation into who may have made corruption allegations that appeared in the South African media after we were awarded the SASSA tender in January 2012. The Hawks have confirmed to us that our Section 34 application has been accepted for investigation. We have provided certain electronic information to the Hawks at their request and we will cooperate with the Hawks in their investigation.

SASSA tender award litigation

On March 27, 2013, a full bench of the South African Supreme Court of Appeal dismissed the appeal by AllPay Consolidated Investment Holdings (Pty) Ltd (“AllPay”), against the earlier ruling by the North Gauteng High Court that the award to us of the tender by SASSA would not be set aside. The Supreme Court also upheld our and SASSA’s appeal against the High Court’s orders that the process conducted in awarding the contract was illegal and invalid and that we and SASSA pay AllPay’s costs occasioned by the court proceedings. The Supreme Court also ordered AllPay to pay our and SASSA’s costs occasioned by the court proceedings, including the cost of three counsel. The judges presiding at the Supreme Court hearing unanimously ruled that there were no unlawful irregularities in the tender process followed by SASSA. Accordingly, our SASSA contract to distribute social welfare grants to ten million South Africans every month, for a period of five years, remains in full force and effect. On April 18, 2013, AllPay applied for leave to appeal to the South African Constitutional Court, the highest court in the country, against the judgment of the Supreme Court. We and SASSA have opposed AllPay’s application. AllPay’s previous approach to the Constitutional Court, before the Supreme Court hearing and ruling, was rejected at that time. We cannot predict if AllPay’s leave to appeal will be granted or if it is granted, when or how the Constitutional Court would rule on the matter.

Suit against AllPay

In December 2012 we sued AllPay. In our lawsuit we are alleging that AllPay wrongfully and unlawfully and with the intention of injuring our reputation, infringing our goodwill and reducing our share price, competed unlawfully with us. We are seeking damages in the aggregate amount of ZAR 478 million (approximately $55 million based on the ZAR/US dollar exchange rate on December 11, 2012) plus interest and costs. The damages claimed may increase as we quantify the continued impact of AllPay’s actions. A trial date will be applied for after the exchange of the required pleadings and finalization of any interlocutory issues which may arise. It is unlikely that the matter will go to trial before June 30, 2013, the end of our current financial year.

Results of Operations by Segment and Liquidity

Our frequently asked questions and operating metrics will be updated and posted on our website (www.net1.com).

South African transaction-based activities

Segment revenue was $59 million in Q3 2013, up 27% compared with Q3 2012 in USD and up 37% on a constant currency basis. In ZAR, the increases in segment revenue were primarily due to higher revenues earned under our new SASSA contract. Segment operating income margin was (7%) and 19%, respectively, and declined primarily due to SASSA implementation costs. Excluding amortization of acquisition-related intangibles, Q3 2013 segment operating income margin was (5%), compared to 23% during Q3 2012.

International transaction-based activities

KSNET continues to contribute the majority of our revenues and operating income in this operating segment. Segment revenue was $33.1 million in Q3 2013, up 17% compared with Q3 2012 in USD and 27% on a constant currency basis and was modestly impacted by ISC in Iraq notifying NUETS that it would not renew its contracts upon their expiration. Operating margin for the segment is lower than most of our South African transaction-based businesses and was negatively impacted by the expiration of the Iraqi contracts with ISC and the related bad debt provision required as well as on-going competition in the Korean marketplace, but was partially offset by increased revenue contributions from KSNET. Excluding the amortization of intangibles, Q3 2013 operating income margin was 6% compared to 12% during Q3 2012.

Smart card accounts

Segment revenue was $8.6 million in Q3 2013, up 15% compared with Q3 2012 in USD and 23% on a constant currency basis. Q3 2013 segment operating income margin was 29%, compared to 45% during Q3 2012. We have reduced our pricing for smart card accounts after taking into consideration the lower price and higher volumes of the new SASSA contract.

Financial services

UEPS-based lending contributes the majority of the revenue and operating income in this operating segment. Segment revenue was $1.6 million in Q3 2013, down 28% compared with Q3 2012 in USD and 22% lower on a constant currency basis, principally due to a decrease in lending activities. Q3 2013 segment operating income margin was 69% compared with 55% during Q3 2012 primarily as a result of an improved margin in our UEPS-based lending book resulting from a better loss experience, offset by start-up expenditures related to Smart Life and other financial services offerings. Smart Life did not contribute to operating income in the third quarter of fiscal 2013 and is currently unable to issue new insurance policies as a result of the suspension of its license.

Hardware, software and related technology sales

Segment revenue was $8.7 million in Q3 2013, up 40% compared with Q3 2012 in USD and 51% on a constant currency basis. In constant currency, the increase in revenue resulted primarily from an increase in royalty fees and ad hoc hardware sales, offset by a lower contribution from most other major contributors to hardware and software sales. Excluding amortization of all intangibles, segment operating income margin was 20% compared to (21%) during Q3 2012.

Corporate/eliminations

The increase in our corporate expenses resulted primarily from legal fees we incurred in connection with the DOJ and SEC investigations, stock-based compensation and other corporate head office-related expenses.

Cash flow and liquidity

At March 31, 2013, we had cash and cash equivalents of $43 million, up from $39 million at June 30, 2012. The increase in our cash balances from June 30, 2012, was primarily from cash generated from operations, offset by implementation costs and capital expenditures incurred to implement our SASSA contract, a scheduled repayment of our Korean debt and the acquisition of Pbel and SmartSwitch Botswana. For Q3 2013, net cash provided by operating activities was $12.2 million compared with $22.0 million in Q3 2012.

Excluding the impact of interest received, interest paid under our Korean debt and taxes paid, the decrease in cash provided by operating activities resulted from significant implementation costs related to our SASSA contract, partially offset by cash generated from operations. Capital expenditures for Q3 2013 and 2012 were $5.1 million and $13.9 million, respectively, and have decreased primarily due to lower capital expenditures related to our SASSA contract and the purchase of fewer payment processing terminals in Korea in Q3 2013.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline (loss) earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees, as well as (a) in fiscal 2013, DOJ and SEC investigations-related expenses and acquisition-related costs; and (b) in fiscal 2012, the effects of a change in South African tax law and the creation of a valuation allowance related to foreign tax credits, the profit on liquidation of SmartSwitch Nigeria and loss on sale of 10% of Smart Life. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline loss per share/ headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net (loss) income which has been determined based on GAAP. Accordingly, this may differ to the headline (loss) earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net (loss) income adjusted for the loss (profit) on sale of property, plant and equipment, net of related tax effects, the loss attributable to the sale of 10% of Smart Life and the profit on liquidation of SmartSwitch Nigeria. Attachment C presents the reconciliation between our net (loss) income used to calculate (loss) earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

We will host a conference call to review Q3 2013 results on May 10, 2013, at 8:00 Eastern Time. To participate in the call, dial 1-866-652-5200 (U.S. only), 1-855-669-9657 (Canada only), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on our homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on our website through June 2, 2013.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is also completely interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, and Ghana. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	March 31,		March 31,
	2013	2012	2013	2012
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$111,141	$90,664	$334,265	$282,648

EXPENSE

Cost of goods sold, IT processing, servicing and support	51,461	32,493	143,789	99,605

Selling, general and administration	53,846	36,368	149,854	92,297

Depreciation and amortization	10,560	9,325	31,051	27,194

OPERATING (LOSS) INCOME	(4,726)	12,478	9,571	63,552

INTEREST INCOME	2,515	2,164	8,195	5,981

INTEREST EXPENSE	2,023	2,244	6,117	7,215

(LOSS) INCOME BEFORE INCOME TAX EXPENSE	(4,234)	12,398	11,649	62,318

INCOME TAX EXPENSE (note 16)	472	4,611	7,172	9,785

NET (LOSS) INCOME BEFORE EARNINGS (LOSS) FROM EQUITY-ACCOUNTED INVESTMENTS	(4,706)	7,787	4,477	52,533

EARNINGS (LOSS) FROM EQUITY- ACCOUNTED INVESTMENTS (note 6)	22	(4)	204	100

NET (LOSS) INCOME	(4,684)	7,783	4,681	52,633

(ADD) LESS NET (LOSS) INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(3)	17	(11)	5

NET (LOSS) INCOME ATTRIBUTABLE TO NET1	$(4,681)	$7,766	$4,692	$52,628

Net (loss) income per share, in United States dollars (note 13)
Basic (loss) earnings attributable to Net1 shareholders	$(0.10)	$0.17	$0.10	$1.17
Diluted (loss) earnings attributable to Net1 shareholders	$(0.10)	$0.17	$0.10	$1.17

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2013	2012
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$42,616	$39,123
Pre-funded social welfare grants receivable (Note 3)	6,954	9,684
Accounts receivable, net of allowances of – March: $3,272; June: $788	101,609	101,918
Finance loans receivable	8,773	8,141
Deferred expenditure on smart cards	3,915	4,587
Inventory (Note 4)	8,415	6,192
Deferred income taxes	6,927	5,591
Total current assets before settlement assets	179,209	175,236
Settlement assets (Note 5)	538,318	409,166
Total current assets	717,527	584,402
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF – March: $85,318; June: $74,242	50,682	52,616
EQUITY-ACCOUNTED INVESTMENTS (Note 6)	1,112	1,508
GOODWILL (Note 7)	182,066	182,737
INTANGIBLE ASSETS, net (Note 7)	83,193	93,930
OTHER LONG-TERM ASSETS, including reinsurance assets (Note 8)	38,426	40,700
TOTAL ASSETS	1,073,006	955,893
LIABILITIES
CURRENT LIABILITIES
Accounts payable	18,681	13,172
Other payables (Note 1)	33,324	40,167
Current portion of long-term borrowings (Note 10)	14,502	14,019
Income taxes payable	5,879	6,019
Total current liabilities before settlement obligations	72,386	73,377
Settlement obligations (Note 5)	538,318	409,166
Total current liabilities	610,704	482,543
DEFERRED INCOME TAXES	20,033	20,988
LONG-TERM BORROWINGS (Note 10)	75,255	79,760
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities (Note 8)	23,331	25,791
TOTAL LIABILITIES	729,323	609,082
COMMITMENTS AND CONTINGENCIES
EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - March: 45,742,707; June: 45,548,902	59	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: March: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL (Note 1)	160,094	155,350
TREASURY SHARES, AT COST: March: 13,455,090; June: 13,455,090	(175,823)	(175,823)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(88,275)	(75,722)
RETAINED EARNINGS	444,333	439,641
TOTAL NET1 EQUITY	340,388	343,505
NON-CONTROLLING INTEREST	3,295	3,306
TOTAL EQUITY	343,683	346,811
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,073,006	$955,893

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Cash flows from operating activities
Net (loss) income	$(4,684)	$7,783	$4,681	$52,633
Depreciation and amortization	10,560	9,325	31,051	27,194
Earnings (Loss) from equity-accounted investments	(22)	4	(204)	(100)
Fair value adjustments	(299)	(1,211)	408	(1,983)
Interest payable	1,054	694	3,363	4,469
Loss (Profit) on disposal of plant and equipment	3	(23)	(83)	(57)
Net loss on sale of 10% of Smart Life	-	-	-	81
Profit on liquidation of SmartSwitch Nigeria	-	-	-	(3,994)
Realized loss on sale of Smart Life investments	-	-	-	25
Stock-based compensation charge	1,092	843	3,325	1,882
Facility fee amortized	71	316	235	515
(Increase) Decrease in accounts receivable, pre- funded social welfare grants receivable and finance loans receivable	(4,818)	474	(3,987)	(15,321)
Decrease (Increase) in deferred expenditure on smart cards	3,800	(56)	99	(70)
Decrease (Increase) in inventory	1,149	(862)	(2,359)	(261)
Increase (Decrease) in accounts payable and other payables	4,533	583	(1,755)	(1,765)
Increase (Decrease) in taxes payable	948	5,626	354	(5,336)
Decrease in deferred taxes	(1,201)	(1,532)	(4,133)	(14,928)
Net cash provided by operating activities	12,186	21,964	30,995	42,984
Cash flows from investing activities
Capital expenditures	(5,053)	(13,879)	(17,103)	(23,465)
Proceeds from disposal of property, plant and equipment	31	117	387	385
Acquisitions, net of cash acquired (Note 2)	-	-	(2,143)	-
Acquisition of prepaid business, net of cash acquired	-	-	-	(4,481)
Acquisition of Smart Life, net of cash acquired	-	-	-	(1,673)
Acquisition of available for sale securities	-	(948)	-	(948)
Settlement from former shareholders of KSNET	-	-	-	4,945
Repayment of loan by equity-accounted investment	-	30	3	93
Purchase of investments related to insurance business	-	-	-	(2,320)
Proceeds from maturity of investments related to
insurance business	-	-	545	2,321
Net change in settlement assets	(156,363)	95,165	(168,419)	128,961
Net cash (used in) provided by investing activities	(161,385)	80,485	(186,730)	103,818
Cash flows from financing activities
Repayment of long-term borrowings	-	(4,842)	(7,307)	(12,027)
Proceeds from issue of common stock	-	-	240	-
Proceeds on sale of 10% of Smart Life	-	-	-	107
Acquisition of treasury stock	-	-	-	(1,129)
Net change in settlement obligations	156,363	(95,165)	168,419	(128,961)
Net cash provided by (used in) financing activities	156,363	(100,007)	161,352	(142,010)
Effect of exchange rate changes on cash	(2,664)	4,944	(2,124)	(11,805)
Net increase (decrease) in cash and cash equivalents	4,500	7,386	3,493	(7,013)
Cash and cash equivalents – beginning of period	38,116	80,864	39,123	95,263
Cash and cash equivalents – end of period	$42,616	$88,250	$42,616	$88,250

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended March 31, 2013 and 2012 and December 31, 2012

								Change – constant
				Change - actual				exchange rate(1)
				Q3 ‘13		Q3 ‘13		Q3 ‘13		Q3 ‘13
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q3 ‘13	Q3 ‘12	Q2 ‘13	Q3‘12		Q2 ‘13		Q3‘12		Q2 ‘13
Revenue:
SA transaction-based activities	$59,009	$46,423	$60,764	27%		(3%	)	37%		(6%	)
International transaction-based activities	33,119	28,188	33,113	17%		0%		27%		(3%	)
Smart card accounts	8,657	7,558	8,219	15%		5%		23%		2%
Financial services	1,651	2,289	1,448	(28%	)	14%		(22%	)	10%
Hardware, software and related technology sales	8,705	6,206	7,898	40%		10%		51%		7%
Total consolidated revenue	$111,141	$90,664	$111,442	23%		(0%	)	32%		(3%	)

Consolidated operating (loss) income:
SA transaction-based activities	($4,197)	$8,694	$1,933	nm		nm		nm		nm
Operating (loss) income excluding amortization	(3,127)	10,452	3,398	nm		nm		nm		nm
Amortization of intangible assets	(1,070)	(1,758)	(1,465)	(39%	)	(27%	)	(34%	)	(29%	)
International transaction-based activities	(1,362)	195	202	nm		nm		nm		nm
Operating income excluding amortization	1,866	3,387	3,515	(45%	)	(47%	)	(41%	)	(49%	)
Amortization of intangible assets	(3,228)	(3,192)	(3,313)	1%		(3%	)	9%		(6%	)
Smart card accounts	2,467	3,435	2,342	(28%	)	5%		(23%	)	2%
Financial services	1,147	1,248	1,048	(8%	)	9%		(1%	)	6%
Hardware, software and related technology sales	1,699	(1,301)	795	nm		114%		nm		107%
Operating income (loss) excluding amortization	1,785	(1,209)	878	nm		103%		nm		97%
Amortization of intangible assets	(86)	(92)	(83)	(7%	)	4%		1%		0%
Corporate/ Eliminations	(4,480)	207	(1,348)	nm		232%		nm		222%
Total operating (loss) income	($4,726)	$12,478	$4,972	nm		nm		nm		nm

Operating income margin (%)
SA transaction-based activities	(7% )	19%	3%
International transaction-based activities	(4% )	1%	1%
International transaction-based activities excluding amortization	6%	12%	11%
Smart card accounts	29%	45%	28%
Financial services	69%	55%	72%
Hardware, software and related technology sales	20%	(21% )	10%
Overall operating margin	(4% )	14%	4%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the third quarter of fiscal 2013 also prevailed during the third quarter of fiscal 2012 and the second quarter of fiscal 2013.

Nine months ended March 31, 2013 and 2012

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2013		F2013
Key segmental data, in ’000, except			vs		vs
margins	F2013	F2012	F2013		F2013
Revenue:
SA transaction-based activities	$181,137	$142,773	27%		37%
International transaction-based activities	97,881	87,278	12%		21%
Smart card accounts	25,240	23,074	9%		18%
Financial services	4,483	6,344	(29%	)	(24%	)
Hardware, software and related technology sales	25,524	23,179	10%		19%
Total consolidated revenue	$334,265	$282,648	18%		28%

Consolidated operating income (loss):
SA transaction-based activities	$4,136	$44,643	(91%	)	(90%	)
Operating income excluding amortization	8,139	49,448	(84%	)	(82%	)
Amortization of intangible assets	(4,003)	(4,805)	(17%	)	(10%	)
International transaction-based activities	(1,331)	1,120	nm		nm
Operating income excluding amortization	8,366	10,750	(22%	)	(16%	)
Amortization of intangible assets	(9,697)	(9,630)	1%		9%
Smart card accounts	7,194	10,487	(31%	)	(26%	)
Financial services	3,292	3,685	(11%	)	(3%	)
Hardware, software and related technology sales	4,478	1,545	190%		213%
Operating income excluding amortization	4,732	1,819	160%		181%
Amortization of intangible assets	(254)	(274)	(7%	)	0%
Corporate/ Eliminations	(8,198)	2,072	nm		nm
Total operating income	$9,571	$63,552	(85%	)	(84%	)

Operating income margin (%)
SA transaction-based activities	2%	31%
International transaction-based activities	(1% )	1%
International transaction-based activities excluding amortization	9%	12%
Smart card accounts	29%	45%
Financial services	73%	58%
Hardware, software and related technology sales	18%	7%
Overall operating margin	3%	22%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during year to date fiscal 2013 also prevailed during year to date fiscal 2012.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net (loss) income and (loss) earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended March 31, 2013 and 2012

			(L)EPS,				(L)EPS,
	Net (loss) income		basic		Net (loss) income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2013	2012	2013	2012	2013	2012	2013	2012

GAAP	(4,681)	7,766	(0.10)	0.17	(39,632)	60,979	(0.87)	1.35

Intangible asset amortization, net.	3,295	3,751			27,898	29,463
Stock-based compensation charge	1,092	843			9,245	6,619
Facility fees for KSNET debt	71	90			601	707
DOJ and SEC investigations- related expenses	2,557	-			21,648	-
Acquisition-related costs	28	-			237	-
Fundamental	2,362	12,450	0.05	0.28	19,997	97,768	0.44	2.16

Nine months ended March 31, 2013 and 2012

							EPS,
	Net income		EPS, basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2013	2012	2013	2012	2013	2012	2013	2012

GAAP	4,692	52,628	0.10	1.17	39,684	411,787	0.87	9.13

Intangible asset amortization, net.	10,453	10,957			88,403	85,733
Stock-based compensation charge	3,325	1,883			28,122	14,734
Facility fees for KSNET debt	235	301			1,988	2,355
DOJ and SEC investigations- related expenses	3,117	-			26,363	-
Acquisition-related costs	75	-			634	-
Change in tax law	-	(18,315)			-	(150,373)
Create FTC valuation allowance	-	8,232			-	67,588
Profit on liquidation of subsidiary	-	(3,994)			-	(31,251)
Loss on sale of 10% of Smart Life.	-	77			-	602
Fundamental	21,897	51,769	0.48	1.15	185,194	401,175	4.07	8.90

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net (loss) income used to calculate (loss) earnings per share basic and diluted and headline (loss) earnings per share basic and diluted:

Three months ended March 31, 2013 and 2012

	2013	2012

Net (loss) income (USD’000)	(4,681)	7,766
Adjustments:
Loss (Profit) on sale of property, plant and equipment	3	(23)
Tax effects on above	(1)	6

Net (loss) income used to calculate headline earnings (USD’000)	(4,679)	7,749

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,561	45,268

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,609	45,375

Headline (loss) earnings per share:
Basic, in USD	(0.10)	0.17
Diluted, in USD	(0.10)	0.17

Nine months ended March 31, 2013 and 2012

	2013	2012

Net income (USD’000)	4,692	52,628
Adjustments:
Profit on liquidation of SmartSwitch Nigeria	-	(3,994)
Loss on sale of 10% of Smart Life	-	77
Profit on sale of property, plant and equipment	(83)	(57)
Tax effects on above	23	16

Net income used to calculate headline earnings (USD’000)	4,632	48,670

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,540	45,083

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,588	45,140

Headline earnings per share:
Basic, in USD	0.10	1.08
Diluted, in USD	0.10	1.08